Exhibit 4.6

Execution Version

Dated 3 November 2022

COOL COMPANY LTD

as Buyer

and

GEYTECH MARINE LTD

as SBC 1 Transferor

and

JOYTECH MARINE LTD

as SBC 2 Transferor

OPTION AGREEMENT

in connection with the novation of two shipbuilding contracts relating to
Hulls 8196 and 8197 with Hyundai Samho Heavy Industries Co., Ltd as builder

Index

Clause		Page

1	Definitions and Interpretation	1
2	Grant of the Option	3
3	Option Period	3
4	Exercise	4
5	Consideration	4
6	Completion	5
7	Warranties	5
8	Termination	6
9	Buyer’s protection	6
10	Confidentiality and announcements	6
11	Further assurance	7
12	Assignment	7
13	Entire agreement	8
14	Variation and waiver	8
15	Costs	8
16	Notices	8
17	Severance	9
18	Third party rights	9
19	Counterparts	10
20	Language	10
21	Governing law and jurisdiction	10

Schedules

Schedule 1 Details of SBCs		11
Schedule 2 Form of Supervision Agreement		12
Schedule 3 Form of Novation Agreement		33

Execution

Execution Page		46

Execution Version

THIS AGREEMENT is made on 3 November 2022

PARTIES

(1)	COOL COMPANY LTD, a limited liability company incorporated and registered in Bermuda with registered number 54129 whose registered office is at 2nd floor, S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton HM 11, Bermuda as Buyer (the “Buyer”)

(2)	GEYTECH MARINE LTD, a corporation incorporated under the laws of the Republic of Liberia with its registered office at 80 Broad Street, Monrovia, Liberia (the “SBC 1 Transferor”)

(3)	JOYTECH MARINE LTD, a corporation incorporated under the laws of the Republic of Liberia with its registered office at 80 Broad Street, Monrovia, Liberia (the “SBC 2 Transferor”)

each a “Party” and together the “Parties”.

BACKGROUND

(A)	SBC 1 Transferor and SBC 2 Transferor (each an “SBC Transferor” and together, the “SBC Transferors”), are the buyers under two ship building contracts for the construction of liquefied natural gas carriers (SBC 1 and SBC 2 as defined below, together the “SBCs”).

(B)	The SBC Transferors have agreed to enter into an option in favour of the Buyer on the terms of this agreement to novate the SBCs to the Buyer or its nominee(s).

OPERATIVE PROVISIONS

BACKGROUND

1	DEFINITIONS AND INTERPRETATION

1.1	The definitions and rules of interpretation in this Clause 1 apply in this agreement.

“Affiliate” means, in relation to a person, any other person Controlling, Controlled by or under common Control with such person.

“Builder” means Hyundai Samho Heavy Industries Co., Ltd, a company organised and existing under the laws of the Republic of Korea, having its head office as 93, Daebul-ro, Samho-eup, Yeongam-gum, Jeollanam-do, Korea.

“Business Day” means a day other than a Saturday, Sunday or public holiday in England when banks in London, Bermuda and Norway are open for business.

“Completion” means the completion of the exercise of the Option as described in Clause 6.

“Consideration” means the purchase price for the Option payable by the Buyer on Completion as set out in Clause 5.

“Control” means in relation to a non-natural person, the ability of any person directly or indirectly to:

(1)	appoint and/or remove: (i) a majority of the board of directors; or (ii) any other body or entity that by operation of law or otherwise is entitled to direct the activities, of such non-natural person (including a general partner or trustee);

(2)	exercise, or direct the exercise of, more than 50% of the voting rights of that body corporate or firm; or

(3)	direct or otherwise control its day to day affairs,

and “Controlling” and “Controlled” shall be construed accordingly.

“Exercise Notice” means the written notice given by the Buyer in accordance with Clause 4.1.

“Lapse” means the lapse of the Option in accordance with Clause 3.1.

“Novation” means a novation of an SBC from an SBC Transferor to the Buyer (or its nominee) in the agreed form attached hereto at Error! Reference source not found. with such modifications as may be requested by the Builder and agreed by the Buyer and the SBC Transferors (together, the “Novations”).

“Novation Agreements” means, in relation to the Novation of:

(a)	SBC 1, the novation agreement to be entered into between the SBC 1 Transferor, the Builder and SBC Nominee 1 at Completion; and

(b)	SBC 2, the novation agreement to be entered into between SBC 2 Transferor, the Builder and SBC Nominee 2 at Completion.

“Option” means the options granted in favour of the Buyer by the SBC Transferors pursuant to Clause 2 and exercisable together (but not separately) on the terms of this agreement.

“Option Period” means the time during which the Buyer may exercise the Option, as set out in Clause 3.

“SBCs” means SBC 1 and SBC 2 together.

“SBC 1” means the shipbuilding contract dated 2 June 2022 and made between (i) SBC 1 Transferor as buyer and (ii) the Builder as builder, in respect of hull number 8196, as may have been amended from time to time.

“SBC 2” means the shipbuilding contract dated 2 June 2022 and made between (i) SBC 2 Transferor as buyer and (ii) the Builder as builder in respect of hull number 8197, as may have been amended from time to time.

“SBC Nominees” means SBC Nominee 1 and SBC Nominee 2 together.

“SBC Nominee 1” means, in respect of SBC 1, the Buyer or its nominee.

“SBC Nominee 2” means, in respect of SBC 2, the Buyer or its nominee.

“Supervision Agreement” means a supervision agreement between Eastern Pacific Shipping Pte. Ltd. and the Buyer or its nominee(s) for the supervision of the constructions under the SBCs following Completion in the agreed form attached hereto at Schedule 2.

“Vessels” means the vessels that will be constructed in accordance with the terms of the SBCs.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	References to clauses and Schedules are to the clauses and Schedules of this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5	A “person” includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.6	A reference to a “Party” shall include that Party’s successors and permitted assigns.

1.7	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.8	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.9	A reference to legislation or a legislative provision is a reference to it as it is in force as at the date of this agreement.

1.10	A reference to legislation or a legislative provision shall include all subordinate legislation made as at the date of this agreement under that legislation or legislative provision.

1.11	A reference to “writing” or “written” includes fax but not e-mail (unless otherwise expressly provided in this agreement).

1.12	References to a document in “agreed form” are to that document in the form agreed by the Parties and initialled by them or on their behalf for identification.

1.13	Any words following the terms “including”, “include”, “in particular”, “for example” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms. Where the context permits, “other” and “otherwise” are illustrative and shall not limit the sense of the words preceding them.

1.14	Any obligation on a Party not to do something includes an obligation not to allow that thing to be done.

2	GRANT OF THE OPTION

2.1	In consideration of the entry by the Buyer into the Master Sale Agreement, each of the SBC Transferors hereby grants to the Buyer an option, on the terms set out in this agreement, to have the SBC to which it is a party novated to the relevant SBC Nominee on the terms of the Novation Agreements.

3	OPTION PERIOD

3.1	The Option may only be exercised on or before 30 June 2023, and if the Option is not exercised on or before such date, it shall lapse.

3.2	For the purposes of Clause 3.1, the date of exercise of the Option is the date on which the SBC Transferors actually receive the Exercise Notice from the Buyer in accordance with Clause 16.2.

4	EXERCISE

4.1	The Option shall be exercised only by the Buyer giving the SBC Transferors an Exercise Notice in accordance with Clause 16 which shall include:

(a)	the date on which the Exercise Notice is given;

(b)	a statement to the effect that the Buyer is exercising the Option;

(c)	full details of the relevant SBC Nominee(s);

(d)	a date, which is no less than 15 and no more than 20 Business Days after the date of the Exercise Notice, on which Completion is to take place; and

(e)	a signature by or on behalf of the Buyer.

4.2	Once given, an Exercise Notice may not be revoked without the written consent of the SBC Transferors.

5	CONSIDERATION

5.1	The Consideration payable on exercise of the Option shall be satisfied in cash at Completion, and shall be calculated in accordance with Clause 5.2.

5.2	The Consideration payable in respect of each Novation shall be US$56,893,500 per Vessel:

(a)	less an amount of US$ 22,300,000 per Vessel if Completion occurs before the second instalments due under the SBCs are paid to the Builder; or

(b)	plus an amount of US$ 22,300,000 in respect of the Novation of the SBC relating to Hull 8196 if Completion occurs after the third instalment due under the relevant SBC for Hull no 8196 is paid to the Builder,

(c)	plus an amount equal to any additional amounts paid to the Builder before Completion in connection with adjustments, modifications, changes and extras under the relevant SBC arising following the date of this agreement, as agreed between the Parties.

5.3	The Consideration calculated in accordance with Clause 5.2 above shall be paid by the Buyer in cash at Completion in accordance with Clause 6.2

5.4	For the avoidance of doubt, all so-called “owner’s benefits” provided prior to Completion by suppliers of equipment and materials in connection with the construction of the Vessels, including rebates and spare parts (other than extended makers’ warranties and spare parts that in each case are specific to the Vessels, as agreed between the Parties, each acting reasonably, prior to Completion), shall remain for the sole account of the SBC Transferors and shall not be transferred to the Buyer or its nominee(s).

5.5	The Parties shall use their respective reasonable endeavours to procure that the Consideration shall be finally determined as quickly as possible and, in any event, no later than the date for Completion specified by the Buyer or its nominee(s) in the Exercise Notice and provided always that any information provided by the SBC Transferors in connection with the calculation of the Consideration shall be considered definitive except in the case of manifest error.

6	COMPLETION

6.1	Completion shall take place on the date specified in the Exercise Notice or such later date as the Parties may agree.

6.2	At Completion:

(a)	the Seller shall deliver to the Buyer the Novation Agreements executed by the SBC Transferors and the Builder, coming into full force and effect conditional only on the payment of the Consideration;

(b)	following receipt of the executed Novation Agreements as per (a) above, the Buyer shall pay the Consideration to the relevant SBC Transferor by electronic transfer of immediately available funds to the account specified by the relevant SBC Transferor and the Novation Agreements shall become immediately effective; and

(c)	the SBC Transferors and the Buyer shall procure that the Supervision Agreement shall be executed and duly exchanged and delivered by the relevant parties thereto.

6.3	None of the Parties is obliged to procure the execution of either of the Novation Agreements unless the execution of both Novation Agreements (by all parties thereto) is completed simultaneously.

6.4	Following Completion the Seller will provide all such assistance as may be reasonably requested by the Buyer, at the Buyer’s sole cost, to procure the replacement of the Existing Refund Guarantees issued in connection with the SBCs in a manner satisfactory to the Buyer and the Builder.

7	WARRANTIES

7.1	Each of the SBC Transferors and the Buyer warrants and undertakes to the other Parties that at the date of this agreement and at Completion:

(a)	it is duly organised and validly existing under the laws of the jurisdiction of its organisation and has full corporate or entity power to own its assets;

(b)	it has taken all necessary action and has all requisite power and authority to enter into and perform this agreement in accordance with its terms;

(c)	this agreement and the other documents to be entered into pursuant to it constitute (or shall constitute when executed) valid, legal and binding obligations on it and the parties whom they are to procure entry into of such other documents on the terms of this agreement and such other documents; and

(d)	compliance with the terms of this agreement and the documents referred to in it shall not breach or constitute a default under its constitutional documents or any order, judgment, decree or other restriction or rules (including listing rules) applicable to it.

7.2	Each of the SBC Transferors warrants and undertakes to the Buyer that each statement below is true and accurate, insofar as it relates to the SBC to which that SBC Transferor is a party, at the date of this agreement and at Completion:

(a)	there are no written or oral agreements which derogate from the obligations of any person other than the SBC Transferor or increase the obligations of the SBC Transferor thereunder;

(b)	the SBC is valid and subsisting and has not been terminated and is fully enforceable in accordance with its terms;

(c)	there is no and has not been, at any time, any breach of, or default in the performance of, the terms of the SBC by the Builder which has not been remedied nor are there any circumstances that would give rise to such breach or default and no material time or indulgence has been granted by the SBC Transferor to the Builder in relation to any such agreement and, in particular, but without prejudice to the generality of the foregoing, all amounts due and payable under such agreements have been duly paid in full on, or within a reasonable period of, the due date for payment of the same;

(d)	the SBC Transferor has fulfilled all of its obligations and performed and observed all warranties, undertakings, covenants and agreements on its part to be fulfilled, performed and observed under the SBC and there are no circumstances that would give rise to a default by the SBC Transferor; and

(e)	there are no grounds upon which, on the basis of circumstances which have existed or are now existing, the Builder could terminate its obligations to the SBC Transferor or rescind or avoid or repudiate the terms of the SBC by reason of any material default in, or non-performance of, or fundamental breach or repudiation by the SBC Transferor of, its obligations under the SBC.

8	TERMINATION

8.1	If the SBC Transferors notify the Buyer in writing prior to Completion that either:

(a)	the Builder will not execute the Novation Agreements in the final form agreed between the Buyer and the SBC Transferors; or

(b)	a warranty will not be true and accurate when repeated at Completion,

unless agreed in writing by the Buyer and the SBC Transferors this agreement shall automatically terminate without liability to any Party.

9	BUYER’S PROTECTION

9.1	Until the earlier of Completion and Lapse of the Option, the SBC Transferors shall not, without the prior written consent of the Buyer amend or vary (where the amendment or variation would have the effect of delaying the delivery date or increasing the contract price under the relevant SBC), novate, assign or otherwise transfer any or all of their rights and obligations under the SBCs.

9.2	The SBC Transferors shall procure that Eastern Pacific Shipping Pte. Ltd. shall update the Buyer from time to time on any matters which it considers to be material in connection with the construction of the Vessels and upon the reasonable request of the Buyer.

10	CONFIDENTIALITY AND ANNOUNCEMENTS

10.1	Subject to clause 10.2 the terms of this agreement and all related documents and the negotiations relating thereto (the “Confidential Information”) are strictly confidential and no disclosure relating thereto shall be made or issued by or on behalf of any Party to any third party (other than their officers, employees, Affiliates, professional advisers or bankers) except in the terms and at the time agreed by the Parties, but such agreement shall not be unreasonably withheld, conditioned or delayed.

10.2	Clause 10.1 does not apply to any Confidential Information:

(a)	which is already in the public domain other than as a result of its disclosure by the receiving Party under clause 10.1 or any person to whom it has disclosed the information in accordance with clause 10.2(c)(ii) in breach of this agreement; or

(b)	which is required to be disclosed by any application law or regulation including any stock exchange or listing rules; or

(c)	which is the subject of a bona fide disclosure:

(i)	to a court, governmental, official or regulatory authority or to inspectors or others authorised by such an authority or by or under any legislation to carry out any enquiries or investigation or as otherwise required by the law of any relevant jurisdiction; or

(ii)	to the employees, officers, agents or professional advisers of any Party or its Affiliates to the extent necessary for such persons to obtain the same for the purpose of discharging their responsibilities; or

(iii)	in connection with any proceedings arising out of or in connection with this Agreement,

provided that in each case (and to the extent it is legally permitted to do so) that the disclosing Party shall procure that any information so disclosed is kept confidential by the person to whom it is disclosed and gives the other Parties as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause 10, such Party takes into account (so far as is reasonably practicable) the reasonable requests of another Party in relation to the content of such disclosure.

11	FURTHER ASSURANCE

11.1	Each Party shall (at its own cost), at the request of the other Party, at any time do or procure to be done by a third party, so far as may be reasonably within its power, all acts or things and/or execute or procure the execution of all documents in a form reasonably satisfactory to the other Party as is or are required to give full effect to the provisions of this agreement.

11.2	Each Party undertakes to the other Party that all actions required of it under this agreement will be undertaken in a timely manner.

12	ASSIGNMENT

No Party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any or all of its rights and obligations under this agreement (or any other document referred to in it) without the prior written consent of the other Parties.

13	ENTIRE AGREEMENT

13.1	This agreement (together with the documents referred to in it) constitutes the entire agreement between the Parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations, arrangements and understandings between them, whether written or oral, relating to their subject matter.

13.2	Each Party acknowledges that in entering into this agreement (and any documents referred to in it), it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement (or those documents).

13.3	Nothing in this Clause 13 shall limit or exclude any liability for fraud.

14	VARIATION AND WAIVER

14.1	No variation of this agreement shall be effective unless it is in writing and signed by or on behalf of each Party (or their authorised representatives).

14.2	No failure or delay by a Party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this agreement or by law is only effective if it is in writing.

14.3	Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

15	COSTS

The Buyer shall pay and/or reimburse the SBC Transferors for all reasonable costs and expenses (including legal costs) incurred in connection with the negotiation, preparation, execution and implementation of this agreement and the documents referred to herein (whether or not Completion takes places), within 14 days following receipt by the Buyer of a written notice from the SBC Transferors itemising any such costs and expenses and requesting reimbursement.

16	NOTICES

16.1	A notice given to a Party under or in connection with this agreement shall be in writing and shall be delivered by hand or by pre-paid first-class post or other next working day delivery service at it’s address set out below or sent by email to the following addresses (or an address substituted in writing by the Party to be served):

(i)	Buyer:

Email: Richard.Tyrrell@coolcoltd.com / Legal@coolcoltd.com

Postal Address: Cool Company Management Ltd, 5th Floor, 7 Clarges Street, London W1J 8AE

in each case marked for the attention of Richard Tyrrell (CEO)

(i)	SBC Transferor 1:

Email: cyril.ducau@epshipping.com.sg; legal@epshipping.com.sg

Postal address: C/o Eastern Pacific Shipping Pte. Ltd.. 1 Temasek Avenue, #38-01 Millenia Tower, Singapore 039192

in each case marked for the attention of Cyril Ducau (CEO) and General Counsel

(ii)	SBC Transferor 2:

Email: cyril.ducau@epshipping.com.sg; legal@epshipping.com.sg

Postal address: C/o Eastern Pacific Shipping Pte. Ltd.. 1 Temasek Avenue, #38-01 Millenia Tower, Singapore 039192

in each case marked for the attention of Cyril Ducau (CEO) and General Counsel

16.2	Any notice shall be deemed to have been received:

(a)	if delivered by hand, at the time the notice is left at the proper address;

(b)	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting; or

(c)	if sent by email, at the time of transmission, or, if this time falls outside business hours in the place of receipt, when business hours resume. In this clause, “business hours” means 9.00am to 5.00pm Monday to Friday on a day that is not a public holiday in the place of receipt.

16.3	This Clause 16 (Notices) does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

17	SEVERANCE

17.1	If any provision of this agreement or part-provision of this agreement is or becomes invalid, unenforceable or illegal, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

18	THIRD PARTY RIGHTS

A person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

19	COUNTERPARTS

19.1	This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

19.2	No counterpart shall be effective until each Party has executed at least one counterpart.

20	LANGUAGE

If this agreement is translated into any language other than English, the English language text shall prevail.

21	GOVERNING LAW AND JURISDICTION

21.1	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

21.2	Each Party irrevocably agrees that the courts of England and Wales have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

21.3	Each of the SBC Transferors hereby irrevocably appoints Eastern Pacific Shipping (UK) Limited of Colette House, 2nd Floor, 52-55 Piccadilly, London W1J 0DX, United Kingdom (Attention: Cyril Ducau) as its agent for service of process in respect of proceedings before such courts.

21.4	The Buyer hereby irrevocably appoints Cool Company Management Ltd of 5th Floor, 7 Clarges Street, London W1J 8AE as its agent for service of process in respect of proceedings before such courts

21.5	Any communication served on the agent referred to in Clause 21.3 or 21.4 shall be deemed served in accordance with the provisions of Clause 16 (Notices). If such agent (or any replacement agent appointed pursuant to this Clause 21.5) at any time ceases for any reason to act as such, the relevant appointor irrevocably agrees to appoint a replacement agent for service of process having an address for service in England or Wales and shall notify the other Parties of the name and address of such replacement agent in writing within 20 Business Days of such other agent ceasing to act. Failing such appointment and notification, a Party not in default shall be entitled by notice to the Party in default to appoint such a replacement agent on its behalf.

21.6	In this Clause 21 (Governing law and jurisdiction), “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “dispute” means any dispute arising out of or in connection with this agreement including any dispute concerning any non-contractual obligation arising out of or in connection with this agreement.

This agreement has been entered into on the date stated at the beginning of this agreement.

SCHEDULE 1

DETAILS OF SBCS

SBC Transferor	Instalments paid to the signing date (US$)
GEYTECH MARINE LTD	22,300,000.00
JOYTECH MARINE LTD	22,300,000.00

SCHEDULE 2

FORM OF SUPERVISION AGREEMENT

1.	Place and date of Agreement				2.	Commencement date (Cl. 2)

3.	Company (Cl. 1)				4.	Supervisors (Cl. 1)
	(i) Name:					(i) Name:
	Cool Company Management Ltd.					Eastern Pacific Shipping Pte Ltd
	(ii) Place of registered office:					(ii) Place of registered office:
	7 Clarges Street, 5th Floor, London W1J 8AE, United					1 Temasek Avenue, #38-01 Millenia Tower, 039192
	Kingdom					Singapore
	(iii) Law of registry:					(iii) Law of registry:
	London					Singapore
5.	Shipyard (state name and address) (Cl. 1)				6.	Vessel (Cl. 1 and Annex A)
	Hyundai Samho Heavy Industries Co., Ltd.					(i) Hull number:

Hull [8196][8197]
(ii) IMO number:

(iii) Specification number:
LNEP174(M)-FS-P2

7.	Classification Society (Cl. 1)			8. Flag State (Cl. 1)		9. Contractual Date of Delivery (Cl. 1)
	Lloyd’s Register			Liberia		[10 January][28 February] 2025
10.	Scope of Services (indicate below if agreed) ~~(see Annex B~~				11.	Supervisors’ nominated bank account (Cl. 10(a))
	~~(Schedule of Fees))~~ (Cl. 1, 4-7)					Beneficiary Name: EASTERN PACIFIC SHIPPING PTE. LTD.
	(i) Specification review		Yes	(Cl.4)		Bank Name: Citibank N.A., Singapore Branch
	(ii) Makers List review		Yes	(Cl.5)		Bank Address: 8 Marina View, #16-01 Asia Square
	(iii) Plan approval	Yes	(Cl.6)			Tower 1, Singapore 018960
	(iv) Site supervision	Yes	(Cl.7)			Bank Account No.: 0-857108-019
Beneficiary Bank SWIFT Code: CITISGSG
Correspondent Bank SWIFT Code: CITIUS33
12.	Interest (state rate of interest to apply after due date to				13.	Delays to delivery (state number of days to apply) (Cl. 17(d)(iii))
outstanding sums) (Cl. 9(a))
8% per annum
14.	Supervisors’ maximum liability (state amount) (Cl. 14(b)) As per Clause 14(b)				15.	Fee on early termination/Maximum costs (state number of months of Fee and maximum costs to apply) (Cl. 17(f))

16.	Dispute resolution (state (a), (b), (c) or (d) of Cl. 18, as agreed; if (c) agreed also state whether Singapore or English law to apply; if (d) agreed also state place of the law governing this Contract and place of arbitration) (Cl. 18)
(a) English law, London arbitration
17.	Notices (state full style contact details for serving notice and communication to the Company) (Cl. 19(a))				18.	Notices (state full style contact details for serving notice and communication to the Supervisors) (Cl. 19(a))
	Coolco Company Management Ltd					C/o Eastern Pacific Shipping (UK) Ltd
	7 Clarges Street, 5th Floor					Colette House
	London W1J 8AE					2nd Floor, 52-55 Picadilly
	United Kingdom					London W1J 0DX
United Kingdom

	Email: legal@coolcoltd.com					Email: legal@epshipping.com.sg

It is mutually agreed between the party stated in Box 3 and the party stated in Box 4 that this Agreement consisting of PART l and PART ll as well as Annexes “A” (Vessel Details), “B” (Schedule of Fees), “C” (Supervisors’ Budget), “D” (Associated Vessels) and “E” (Site Team) attached hereto, shall be performed subject to the conditions contained herein. In the event of a conflict of conditions, the provisions of PART l and Annexes “A”, “B”, “C”, “D” and “E” shall prevail over those of PART ll to the extent of such conflict but no further.

Signature (Company)	Signature (Supervisors)

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

PART II

SUPERMAN - Standard Agreement for the Supervision of Vessel Construction

SECTION 1 – Basis of the Agreement

1.	Definitions

In this Agreement save where the context otherwise requires, the following words and expressions shall have the meanings hereby assigned to them:

“Affiliate” means a company, partnership, or other legal entity which controls, is controlled by, or is under common control with, a party. For the purposes of this definition, the term “control” means the direct or indirect ownership of fifty per cent (50%) or more of the issued share capital or any kind of voting rights in a company, partnership, or legal entity, and “controls”, “controlled” and “under common control” shall be construed accordingly.

“Buyer” means the Current Buyer or the New Buyer (as the case maybe) ~~party~~ which shall purchase, take delivery of and pay for the Vessel under the Shipyard Contract.

“Buyer’s Supplies” means all of the items to be provided by the Company in accordance with the Shipyard Contract.

“Classification Society” means the classification society stated in Box 7.

“Company” means the party identified in Box 3.

“Company Representative” means Buyer’s Representative under the Shipyard Contract.

“Contractual Date of Delivery” means the date stated in Box 9.

“Current Buyer” means [GEYTECH MARINE LTD.][JOYTECH MARINE LTD.]

“Date of Delivery” means the date on which the Vessel is delivered by the Shipyard.

“Flag State” means the State of the flag as stated in Box 8.

“Makers List” means the list of suppliers and manufacturers of equipment, machinery and services stated in the Shipyard Contract.

“New Buyer” means [x].

“Novation Agreement” means the shipbuilding contract novation dated [x] 2022 between the Current Buyer, the New Buyer and the Shipyard.

“Shipyard” means the place or places stated in Box 5.

“Shipyard Contract” means the contract originally dated 2 June 2022 between the Current Buyer ~~between the Company or its Affiliate~~ and the Shipyard as may be attached under Annex A (Vessel Details), including the specification, plans and drawings and Makers List, and all modifications, amendments and supplements as agreed from time to time, as novated to the New Buyer pursuant to the Novation Agreement.

“Site Office” means the office of the Supervisors at the Shipyard.

“Specification number” means the reference number of the specification as set out in the Shipyard Contract.

“Supervision Services” means the services specified in Section 2 (Scope of Services), ~~and Annex B (Schedule of Fees),~~ Clauses 4 to 7 for which the Supervisors are stated in Box 10 to be responsible therein, and all other functions performed by the Supervisors under the terms of this Agreement.

“Supervisors” means the party providing Supervision Services as identified in Box 4.

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

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SUPERMAN - Standard Agreement for the Supervision of Vessel Construction

“Site Team” means the persons appointed or employed from time to time by the Supervisors to provide the Supervision Services~~listed in Annex E (Site Team)~~.

“Supervisors’ Fee” means the fee for the agreed Supervision Services stated in Clause 10~~Annex B (Schedule of Fees)~~.

“Vessel” means the vessel named in Box 6 details of which are set out in Annex A (Vessel Details) attached hereto.

2.	Commencement and Appointment

With effect from the commencement date stated in Box 2 until the completion of the Supervision Services, the Company hereby appoint the Supervisors and the Supervisors hereby agree to act as the Supervisors of the Vessel in respect of the Supervision Services.

3.	Authority of the Supervisors

Subject to the terms and conditions herein provided, during the period of this Agreement, the Company hereby appoints the Supervisors, and the Supervisors hereby agree to act as agents for and on behalf of the Company in relation to the Supervision Services.

The Supervisors shall have authority to take such actions as they may from time to time in their absolute discretion consider necessary to enable them to fulfil their obligations under this Agreement.

The Company shall arrange in a timely manner any authorisations which may be necessary for the Supervisors to perform the Supervision Services.

Any and all matters, including approval of the plans and drawings and attendance to the tests and inspections, performed by the Supervisors as Current Buyer’s supervisor of the Vessel prior to the date of of the Novation Agreement shall be deemed to have been performed by the Supervisors as the New Buyer’s supervisor.

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

PART II

SUPERMAN - Standard Agreement for the Supervision of Vessel Construction

SECTION 2 – Scope of Services

4.	Specification Review

To the extent not already completed, the ~~The~~ Supervisors shall review and advise on the specification giving consideration to the Company’s intended trading and operational requirements for the Vessel, and its maintenance. The Company accepts that the review, advice and approvals given on the specification by the Supervisors before the date of this Agreement, which take into consideration the Current Buyer’s requirements in relation to the intended trade, operational and maintenance requirements for the Vessel, shall be deemed to have been performed for the Company.

5.	Makers List Review

To the extent not already completed, the ~~The~~ Supervisors shall review and advise on the proposed list of suppliers and manufacturers of equipment, machinery and services. The Company accepts that the review, advice and approvals given by the Supervisors before the date of this Agreement in relation to the list of suppliers and manufacturers of equipment, machinery and services shall be deemed to have been performed for the Company.

6.	Plan Approval

The Supervisors’ plan approval services shall comprise of the following:

(a)	reviewing, commenting on and approving the plans and drawings submitted by the Shipyard to ensure compliance with the Shipyard Contract; and

(b)	reviewing, commenting on and approving the Shipyard’s selection of suppliers and manufacturers of equipment, machinery and services from the Makers List.

To the extent not already completed, the~~The~~ Supervisors shall give consideration to the Vessel’s intended trading and operational requirements and its maintenance when carrying out plan approval. The Company accepts that all approvals given by Supervisors before the date of the Agreement in relation to the plans, drawings and selection of suppliers, manufacturers of equipment, machinery and services shall be deemed to have been performed for the Company.

7.	Site Supervision

(a)	The Supervisors’ site supervision services shall include, but not be limited to, the following:

(i) providing a suitably qualified and competent Site Team comprising of the personnel ~~as stated in Annex E (Site Team)~~ and maintaining a Site Office at the Shipyard;

(ii) planning and attending meetings with the Shipyard to review the construction of the Vessel under the Shipyard Contract;

(iii) carrying out periodic inspections of the Vessel during its construction; and

(iv) attending tests, trials and inspections relating to the Vessel at the Shipyard and premises of sub-contractors in accordance with the Shipyard Contract.

The Company accepts that all supervision services performed under this Clause before the date of this Agreement shall be deemed to have been perfomed for the Company.

(b)	If after the date of this Agreeement, the Supervisors identify or become aware of any non-conformity with the Shipyard Contract they shall report it to the Shipyard and the Company and shall inform the Company of the action proposed or taken by the Shipyard to address and close the non-conformity.

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

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SUPERMAN - Standard Agreement for the Supervision of Vessel Construction

(c)	The Supervisors shall:

(i) provide their Site Team with equipment for inspections (including inspection instrumentation and tools), personal protective equipment, office hardware and software as necessary;

(ii) liaise with the classification society and flag administration in accordance with the Shipyard Contract;

(iii) provide assistance to the Company in supervising the receipt, storage, installation, commissioning and testing of the equipment which form part of the Buyer’s Supplies as per the Shipyard Contract; and

(iv) if after the date of this Agreement they become aware of any changes in laws, rules, regulations and requirements of the Classification Society and the Regulatory Authorities applicable to the Vessel, inform the Company to consider whether or not a waiver of compliance should be sought.

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

PART II

SUPERMAN - Standard Agreement for the Supervision of Vessel Construction

SECTION 3 – Obligations

8.	Supervisors’ Obligations

The Supervisors shall:

(a)	perform the Supervision Services in accordance with sound industry practice for ship construction supervision;

(b)	maintain records of work carried out in performance of the Supervision Services;

(c)	provide periodic written reports to the Company in a form and with content and frequency agreed between the parties; and

(d)	not agree ~~accept~~ any material amendments ~~deviation from or variation~~ to the Shipyard Contract that would have the effect of delaying the delivery date or increasing the contract price under the Shipyard Contract, without the prior written consent of the Company. The Supervisors shall update the Company from time to time on any matters which it considers to be material in connection with the construction of the Vessel and upon the reasonable request of the Company.

Provided however, that in the performance of the Supervision Services, the Supervisors shall be entitled to have regard to their overall responsibility in relation to all vessels as may from time to time be entrusted to their supervision. In particular, but without prejudice to the generality of the foregoing, the Supervisors shall be entitled to allocate available supplies, manpower and services in such manner as in the prevailing circumstances the Supervisors in their absolute discretion consider to be fair and reasonable.

9.	Company’s Obligations

The Company shall:

(a)	pay all sums due to the Supervisors punctually in accordance with the terms of this Agreement. In the event of payment after the due date of any outstanding sums the Supervisors shall be entitled to charge interest at the rate stated in Box 12;

(b)	provide the Supervisors with a copy of the Shipyard Contract or sufficient information thereof to enable the Supervisors to perform the Supervision Services;

(c)	notwithstanding Sub-clause 9(b), procure that the Supervisors are provided in a timely manner with a full set of plans and drawings and such other technical information as the Supervisors may reasonably require, sufficient to perform the Supervision Services;

(d)	procure that the Supervisors have access to the Shipyard, Vessel, workshops, and anywhere else, including sub-contractor’s premises, where work or storage of items connected with the construction of the Vessel is being performed, sufficient to perform the Supervision Services; and

(e)	communicate promptly to the Supervisors any modifications, amendments or supplements to the Shipyard Contract that may materially affect the Supervision Services.

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

PART II

SUPERMAN - Standard Agreement for the Supervision of Vessel Construction

SECTION 4 – Fees, Expenses and Budgets

10.	Supervisors’ Fee and Expenses

(a)	The Company shall pay to the Supervisors a Supervisors’ Fee in a fixed amount of US$450,000~~as stated in Annex B (Sch~~e~~du~~le ~~of F~~ee~~s)~~ for their Supervision Services. The Supervisors’ Fee shall be payable to the Supervisors’ nominated bank account stated in Box 11 in three (3) equal instalments with the first installment being payable within 10 days after the date of this Agreement and the remaining instalments shall be paid on the 1st day of each quarter thereafter.

(b)	The Supervisors shall, at no extra cost to the Company, provide their own office accommodation, office staff, facilities and stationery, excluding the Site Office. ~~Without limiting the generality of this Clause 10 (Supervisors’ Fee and Expenses), the Company shall reimburse the Supervisors for postage and communication expenses, travelling expenses, and other out of pocket expenses properly incurred by the Supervisors in pursuance of the Supervision Services. Any days used by the Supervisors’ personnel travelling to or from or attending on the Vessel or otherwise used in connection with the Supervision Services in excess of those agreed in the budget shall be charged at the daily rate stated in Annex B (Schedule of Fees)~~.

11.	Budgets and Management of Funds

~~(a)~~	~~The Supervisors’ budget is set out in Annex C (Supervisors’ Budget) hereto.~~

~~(b)~~	~~The Supervisors shall prepare and present to the Company their estimate of the working capital requirement and shall each month request the Company in writing to pay the funds required to perform the Supervision Services for the ensuing month, including the payment of any agreed unbudgeted expenditure. Such funds shall be received by the Supervisors within ten (10) running days after the receipt by the Company of the Supervisors’ written request and shall be held to the credit of the Company in a separate bank account.~~

(~~c~~a)	The Supervisors shall at all times maintain appropriate controls and keep true and correct accounts in respect of the Supervision Services in accordance with the relevant International Financial Reporting Standards ~~or such other standard as the parties may agree~~, including records of all costs and expenditure incurred~~, and produce a comparison between budgeted and actual expenditure in such form and at such intervals as shall be mutually agreed~~.

~~The Supervisors shall make such accounts available for inspection and auditing by the Company and/or their representatives in the Supervisors’ offices or by electronic means, provided reasonable notice is given by the Company.~~

(b~~d~~)	Notwithstanding anything contained herein, the Supervisors shall in no circumstances be required to use or commit their own funds to finance the provision of the Supervision Services.

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

PART II

SUPERMAN - Standard Agreement for the Supervision of Vessel Construction

SECTION 5 – Legal, General and Duration of Agreement

12.	Replacement

~~The Company may require the replacement as soon as possible of any member of the Site Team found, on reasonable grounds, to be unsuitable.~~

13.	Supervisors’ Right to Sub-Contract

The Supervisors may ~~shall not~~ sub-contract any of their obligations hereunder to (a) an Affiliate without the prior written consent of the Company, subject to giving notice to the Company; and (b) a third party subject to the prior consent of the Company -which shall not be unreasonably withheld. In the event of such a sub-contract the Supervisors shall remain fully liable for the due performance of their obligations under this Agreement.

14.	Responsibilities

(a)	Force Majeure

Neither party shall be liable for any loss, damage or delay due to any of the following force majeure events and/or conditions to the extent that the party invoking force majeure is prevented or hindered from performing any or all of their obligations under this Agreement, provided they have made all reasonable efforts to avoid, minimize or prevent the effect of such events and/or conditions:

(i) acts of God;

(ii) any government requisition, control, intervention, requirement or interference;

(iii) any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;

(iv) riots, civil commotion, blockades or embargoes;

(v) epidemics;

(vi) earthquakes, landslides, floods or other extraordinary weather conditions;

(vii) strikes, lockouts or other industrial action, unless limited to the employees (which shall not include the Company’s personnel) of the party seeking to invoke force majeure;

(viii) fire, accident, explosion except where caused by negligence of the party seeking to invoke force majeure; and

(ix) any other similar cause beyond the reasonable control of either party.

(b)	Liability to the Company

Without prejudice to Sub-clause 14(a), the Supervisors shall be under no liability whatsoever to the Company for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessel) and howsoever arising in the course of performance of the Supervision Services UNLESS same is proved to have resulted solely from the negligence, gross negligence or wilful default of the Supervisors or their employees or agents, or sub-contractors employed by them in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Supervisors’ personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Supervisors’ liability for each incident or series of incidents giving rise to a claim or claims shall never exceed ~~a total of ten (10) times the equivalent of~~ the Supervisors’ Fee payable hereunder or such other sum as may be agreed by the parties and stated in Box 14, provided that the Company shall have notified the Supervisors of such loss, damage, delay or expense, howsoever arising, within twelve (12) months from the earlier of the date of delivery of the Vessel or the date of termination of the Agreement under Clause 17 (Termination).

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

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SUPERMAN - Standard Agreement for the Supervision of Vessel Construction

(c)	Supervisors’ Professional Indemnity Insurance

~~The Supervisors shall have and maintain professional indemnity insurance to meet its liability to the Company under Sub-clause 14(b).~~

(d)	Indemnity

Except to the extent and solely for the amount therein set out that the Supervisors would be liable under Sub-clause 14(b), the Company hereby undertakes to keep the Supervisors and their employees, agents and sub-contractors indemnified and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement, and against and in respect of all costs, loss, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Supervisors may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

(e)	“Himalaya”

It is hereby expressly agreed that no employee or agent of the Supervisors (including every sub-contractor from time to time employed by the Supervisors) shall in any circumstances whatsoever be under any liability whatsoever to the Company for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on their part while acting in the course of or in connection with their employment and, without prejudice to the generality of the foregoing provisions in this Clause 14 (Responsibilities), every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Supervisors or to which the Supervisors are entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Supervisors acting as aforesaid and for the purpose of all the foregoing provisions of this Clause 14 (Responsibilities) the Supervisors are or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

15.	General Administration

(a)	The Supervisors shall keep the Company informed in a timely manner of any incident of which the Supervisors become aware which gives or may give rise to claims or disputes involving third parties.

(b)	On giving reasonable notice, the Company may request, and the Supervisors shall in a timely manner make available, all documentation, information and records in respect of the matters covered by this Agreement.

(c)	On giving reasonable notice, the Supervisors may request, and the Company shall in a timely manner make available, all documentation, information and records in respect of the matters covered by this Agreement.

16.	Compliance with Laws and Regulations

The Parties shall not do or permit to be done anything which might cause any breach or infringement of the laws and regulations of ~~the Flag State and~~ the place where the Vessel is under construction or to which the Company and Supervisors are subject.

17.	Termination

(a)	Unless otherwise agreed, this Agreement will terminate upon completion of performance of the Supervision Services which shall be deemed to occur upon delivery of the Vessel by the Shipyard to the Buyer.

(b)	If either party fails to meet their obligations under this Agreement, the other party may give notice to the party in default requiring them to remedy it. In the event that the party in default fails to remedy it within a reasonable time to the reasonable satisfaction of the other party, that party shall be entitled to terminate this Agreement with immediate effect by giving notice to the party in default.

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

PART II

SUPERMAN - Standard Agreement for the Supervision of Vessel Construction

(c)	Notwithstanding Sub-clause 17(b), the Supervisors shall be entitled to terminate the Agreement with immediate effect by giving notice to the Company if any monies payable by the Company under this Agreement and/or in respect of any Associated Vessel, details of which are listed in Annex D (Associated Vessels), shall not have been received within the number of days stated in Sub-clause 11(b).

(d)	This Agreement shall be deemed to be terminated in the case of:

(i) the termination, transfer or novation of the Shipyard Contract, except in respect of the Novation Agreement; or

(ii) the Vessel becoming an actual or constructive total loss at any time prior to delivery; or

(iii) the aggregate of delays to the delivery of the Vessel by virtue of events which fall within Sub-clause 14(a) (Force Majeure) and any other events exceeding the number of days stated in Box 13. If Box 13 is left blank then 180 days shall apply.

(e)	This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver or administrator is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.

(f)	In the event of the early termination of this Agreement under Sub-clauses 17(b) to 17(e) for any reason other than by default by the Supervisors, the Supervisors’ Fee shall continue to be payable on a pro rata basis, as a percentage of completion of the Vessel, as mutually agreed by the Parties acting in good faith~~for a further period of the number of months stated in Box 15 as from the effective date of termination. If Box 15 is left blank then three (3) months shall apply~~. In addition, the Company shall pay any costs reasonably incurred by the Supervisors as a consequence of the early termination, including but not limited to severance costs which the Supervisors are legally required to pay the members of the Site Team as a result of the early termination of their contracts of service, which shall not exceed the amount stated in Box 15. The Supervisors shall use their reasonable endeavours to minimise such costs.

(g)	On the termination, for whatever reason, of this Agreement, the Supervisors shall release to the Company, if so requested, all plans, drawings, technical information and other documents and accounts specifically relating to the Supervision Services.

(h)	The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

18.	BIMCO Dispute Resolution Clause 2016

(a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other Party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the Party referring a dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of the sole arbitrator shall be binding on both Parties as if he had been appointed by agreement.

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

PART II

SUPERMAN - Standard Agreement for the Supervision of Vessel Construction

Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of USD 100,000 (or such other sum as the Parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

~~(b)*~~	~~This Agreement shall be governed by U.S. maritime law or, if this Agreement is not a maritime contract under U.S. law, by the laws of the State of New York. Any dispute arising out of or in connection with this Agreement shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen. The decision of the arbitrators or any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the SMA Rules current as of the date of this Agreement.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of USD 100,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the SMA Rules for Shortened Arbitration Procedure current as of the date of this Agreement.~~

~~(c)*~~	 ~~This Agreement shall be governed by and construed in accordance with Singapore**/English** law.~~

~~Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination shall be referred to and finally resolved by arbitration in Singapore in accordance with the Singapore International Arbitration Act (Chapter 143A) and any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.~~

~~The arbitration shall be conducted in accordance with the Arbitration Rules of the Singapore Chamber of Maritime Arbitration (SCMA) current at the time when the arbitration proceedings are commenced.~~

~~The reference to arbitration of disputes under this clause shall be to three arbitrators. A Party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other Party requiring the other Party to appoint its own arbitrator and give notice that it has done so within fourteen (14) calendar days of that notice and stating that it will appoint its own arbitrator as sole arbitrator unless the other Party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other Party does not give notice that it has done so within the fourteen (14) days specified, the Party referring a dispute to arbitration may, without the requirement of any further prior notice to the other Party, appoint its arbitrator as sole arbitrator and shall advise the other Party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the arbitrator had been appointed by agreement.~~

~~Nothing herein shall prevent the Parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of USD 75,000 (or such other sum as the Parties may agree) the arbitration shall be conducted before a single arbitrator in accordance with the SCMA Small Claims Procedure current at the time when the arbitration proceedings are commenced.~~

~~(d)*~~	~~This Agreement shall be governed by and construed in accordance with the laws of the place mutually agreed by the Parties and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

~~(e)~~	~~Save in respect of Sub-clause 18(b), the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Agreement. In the case of any dispute in respect of which arbitration has been commenced under Sub-clause 18(a), 18(c) or 18(d), the following shall apply:~~

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

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SUPERMAN - Standard Agreement for the Supervision of Vessel Construction

~~(i) Either Party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other Party of a written notice (the “Mediation Notice”) calling on the other Party to agree to mediation.~~

~~(ii) The other Party shall thereupon within fourteen (14) calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the Parties shall thereafter agree a mediator within a further fourteen (14) calendar days, failing which on the application of either Party a mediator will be appointed promptly by the Arbitration Tribunal (“the Tribunal”) or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and on such terms as the Parties may agree or, in the event of disagreement, as may be set by the mediator.~~

~~(iii) If the other Party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the Parties.~~

~~(iv) The mediation shall not affect the right of either party to seek such relief or take such steps as it considers necessary to protect its interest.~~

~~(v) Either Party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.~~

~~(vi) Unless otherwise agreed or specified in the mediation terms, each Party shall bear its own costs incurred in the mediation and the Parties shall share equally the mediator’s costs and expenses.~~

~~(vii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration~~

~~(Note: The Parties should be aware that the mediation process may not necessarily interrupt time limits.)~~

* Sub-clauses 18(a), 18(b), 18(c) and 18(d) are alternatives; indicate alternative agreed in Box 16. If Box 16 is not filled in, then Sub-clause 18(a) of this Clause shall apply. Sub-clause 18(e) shall apply in all cases except for alternative (b).

** Singapore and English law are alternatives; if Sub-clause 18(c) agreed also indicate choice of Singapore or English law. If neither or both are indicated, then English law shall apply by default.

19.	Notices

(a)	All notices given by either party or their agents to the other party or their agents in accordance with the provisions of this Agreement shall be in writing and shall, unless specifically provided in this Agreement to the contrary, be sent to the address for that other party as set out in Boxes 17 and 18 or as appropriate or to such other address as the other party may designate in writing.

A notice may be sent by registered or recorded mail, facsimile, electronically or delivered by hand in accordance with this Sub-clause 19(a).

(b)	Any notice given under this Agreement shall take effect on receipt by the other party and shall be deemed to have been received:

(i) if posted, on the seventh (7th) day after posting;

(ii) if sent by facsimile or electronically, on the day of transmission; and

(iii) if delivered by hand, on the day of delivery.

In each case, proof of posting, handing in or transmission shall be proof that notice has been given, unless proven to the contrary.

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

PART II

SUPERMAN - Standard Agreement for the Supervision of Vessel Construction

SECTION 6 – General

20.	Entire Agreement

The written terms of this Agreement comprise the entire agreement between the Company and the Supervisors in relation to the Supervision Services and supersede all previous agreements whether oral or written between the Parties in relation thereto.

Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

21.	Third Party Rights

Except to the extent provided in Sub-clauses 14(d) (Indemnity) and 14(e) (“Himalaya”), no third parties may enforce any term of this Agreement.

22.	Partial Validity

If any provision of this Agreement is or becomes or is held by any arbitrator or other competent body to be illegal, invalid or unenforceable in any respect under any law or jurisdiction, the provision shall be deemed to be amended to the extent necessary to avoid such illegality, invalidity or unenforceability, or, if such amendment is not possible, the provision shall be deemed to be deleted from this Agreement to the extent of such illegality, invalidity or unenforceability, and the remaining provisions shall continue in full force and effect and shall not in any way be affected or impaired thereby.

23	Interpretation

In this Agreement:

(a)	Singular/Plural

The singular includes the plural and vice versa as the context admits or requires.

(b)	Headings

The index and headings to the clauses and appendices to this Agreement are for convenience only and shall not affect its construction or interpretation.

(c)	Day

“Day” means a calendar day unless expressly stated to the contrary.

24.        SANCTIONS CLAUSE

24.1      In this Clause 24 (Sanctions Clause):

“Restricted Party” means a person, entity or vessel:

(a) that is listed on any Sanctions List or any other sanctions-related list of persons, vessels or entities published by or on behalf of a Sanctions Authority (in each case, whether designated by name or by reason of being included in a class of persons, vessels or entities);

(b) that is domiciled, resident, located, registered as located or having its main place of business in, or is incorporated under the laws of, a country or territory which is, subject to Sanctions Laws;

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

PART II

SUPERMAN - Standard Agreement for the Supervision of Vessel Construction

(c) that is directly or indirectly owned or controlled by, or acting on behalf of, at the direction or for the benefit of (as interpreted under any relevant Sanctions Laws), a person or entity referred to in (a) and/or (b) above;

(d) with which the Supervisors or the Company is prohibited from dealing by any Sanctions Laws; or

(e) that is otherwise a subject of or targeted by Sanctions Laws.

“Sanctions Authority” means the United Nations, Singapore, the European Union, the United Kingdom, any member states of the European Union and the European Economic Area, the United States of America, the Security Council of the United Nations and any other country whose laws or regulations bind the Company and any authority, government, official institution or agency acting on behalf of any of them in connection with Sanctions Laws.

“Sanctions Laws” means any trade, economic or financial sanctions laws and/or any regulations, embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority from time to time.

“Sanctions List” means any list of persons, vessels or entities published in connection with Sanctions Laws by or on behalf of any Sanctions Authority including, without limitation, the “Specially Designated Nationals and Blocked Persons” list issued by the Office of Foreign Assets Control of the US Department of Treasury, the “Consolidated List of Financial Sanctions Targets ” issued by Her Majesty’s Treasury, or any similar list issued or maintained or made public by any of the Sanctions Authorities each as amended, supplemented or substituted from time to time.

24.2      Each party makes the following representations and warranties to the other party on the date of this Agreement:

(a) its and its respective directors, officers and employees is in compliance with all Sanctions Laws which are applicable to it.

(b) Neither it, nor any of its subsidiaries (if any), nor their respective directors, officers or employees is:

(i) a Restricted Party, or involved in any transaction, activity or conduct that could reasonably be expected to result in its being designated as a Restricted Party;

(ii) subject to or involved in any inquiry, claim, action, suit, proceeding or investigation by any Sanctions Authority against it with respect to Sanctions Laws;

(iii) engaging or has engaged in any transaction that breaches or attempts to breach, directly or indirectly, any Sanctions Laws; or

(iv) engaged or is engaging, directly or indirectly, in any trade, business or other activities which is in breach of any Sanctions Laws.

24.3      In the event that any of the representations and warranties in Clause 24.2 are or prove to have been incorrect or misleading when made, the party not in breach shall be entitled to immediately terminate this Agreement by notice in writing to the breaching party.

25.        ANTI-CORRUPTION CLAUSE

(a)         The parties agree that in connection with the performance of this Agreement they shall each:

(i) comply at all times with all applicable anti-corruption legislation and have procedures in place that are, to the best of its knowledge and belief, designed to prevent the commission of any offence under such legislation by any member of its organisation or by any person providing services for it or on its behalf; and

(ii) make and keep books, records, and accounts which in reasonable detail accurately and fairly reflect the transactions in connection with this Agreement.

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

PART II

SUPERMAN - Standard Agreement for the Supervision of Vessel Construction

(b)      Each party represents and warrants that in connection with the negotiation of this Agreement neither it nor any member of its organisation has committed any breach of applicable anti-corruption legislation. Breach of this Clause shall entitle the other party to terminate the Agreement without incurring any liability to the other.

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

SUPERMAN - ANNEX A (VESSEL DETAILS)

174,000 CBM LNG carrier as described in the Shipyard Contract

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

SUPERMAN - ANNEX B (SCHEDULE OF FEES)
N/A

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

SUPERMAN - ANNEX C (SUPERVISORS’ BUDGET)
N/A

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

SUPERMAN - ANNEX D (ASSOCIATED VESSELS)

NOTE: PARTIES SHOULD BE AWARE THAT BY COMPLETING THIS ANNEX D THEY WILL BE SUBJECT TO THE PROVISIONS OF SUB-CLAUSE 17(c) OF THIS AGREEMENT.

Date of Agreement:

Details of Associated Vessels:

Hull No. [8197][8196]

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

SUPERMAN - ANNEX E (SITE TEAM)

N/A

Copyright © 2016 BIMCO. All rights reserved. Any unauthorised copying, duplication, reproduction or distribution of this BIMCO SmartCon document will constitute an infringement of BIMCO’s copyright. Explanatory notes are available from BIMCO at www.bimco.org. First published 2016.

SCHEDULE 3

FORM OF NOVATION AGREEMENT

SHIPBUILDING CONTRACT NOVATION

THIS SHIPBUILDING CONTRACT NOVATION (this “Agreement”) is made as of the [●] day of [●] 2022 by and among:

(1)	[GEYTECH MARINE LTD / JOYTECH MARINE LTD]., a corporation incorporated and existing under the laws of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia (“Current Buyer”);

(2)	[CC SPC 1 / CC SPC 2], a company incorporated under the laws of [●][●] having its registered office at [●][●] (“New Buyer”); and

(3)	HYUNDAI SAMHO HEAVY INDUSTRIES CO., LTD., a corporation incorporated and existing under the laws of the Republic of Korea, having its registered office at 93, Daebul-ro, Samho-eup, Yeongam-gun, Jeollanam-do, Korea (“Builder”).

Each of the Current Buyer, the New Buyer and the Builder is individually referred to as a “Party” and collectively as the “Parties”.

BACKGROUND

(A)	The Current Buyer and the Builder concluded a shipbuilding contract dated 2 June 2022 (such contract as amended and supplemented by [INSERT ANY ADDENDA, VARIATION ORDERS ETC], as attached hereto as Schedule “A”, the “Shipbuilding Contract”) in respect of the construction and sale by the Builder to the Current Buyer of one (1) 174,000 m3 liquefied natural gas carrier with Builder’s hull number [8196/8197], as more fully described in the Shipbuilding Contract (the “Vessel”).

(B)	Eastern Pacific Shipping Pte, Ltd. (the “Existing Performance Guarantor”) has issued a performance guarantee dated 2 June 2022 in favour of the Builder in respect due and faithful performance by the Current Buyer of all its liabilities and responsibilities under the Shipbuilding Contract on the terms stated therein (the “Existing Performance Guarantee”).

(C)	Standard Chartered Bank Korea Limited (the “Refund Guarantor”) as refund guarantor under the Shipbuilding Contract has issued a refund guarantee by SWIFT message dated 28 July 2022 with reference no. [M18DA207XS00156 / M18DA207XS00149] in favour of the Current Buyer on the terms stated therein (the “Existing Refund Guarantee”).

(D)	The Current Buyer has appointed Eastern Pacific Shipping Pte Ltd (the “Supervisor”) as its supervisor for the purposes of the Shipbuilding Contract.

(E)	Pursuant to an option agreement dated [●] 2022 (the “Option Agreement”) the Current Buyer granted an option to Cool Company Limited to elect to have the Shipbuilding Contract novated to it or its nominee, and Cool Company Limited has now exercised the option in accordance with the terms of the Option Agreement.

(F)	Accordingly, the Current Buyer wishes to novate and transfer all its rights and obligations under the Shipbuilding Contract and related rights and property to the New Buyer, and the New Buyer wishes to accept the novation and transfer of all such rights, obligations and property.

(G)	The Parties have therefore agreed to enter into this Agreement to set out the terms on which the transaction contemplated in Recital (E) shall occur.

FOR USD 10 AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES AGREE AS FOLLOWS:

1	DEFINITIONS

1.1	All capitalised terms not otherwise defined herein shall have the meanings given to them in the Shipbuilding Contract.

2	NOVATION OF THE SHIPBUILDING CONTRACT

2.1	The Parties agree that the Shipbuilding Contract shall be novated from the Current Buyer to the New Buyer with effect from the Effective Date (as defined below in Clause 5.1 of this Agreement) and shall as of the Effective Date constitute a valid and binding agreement between the Builder and the New Buyer on the terms and conditions of the Shipbuilding Contract.

2.2	In consideration of the undertakings and releases herein contained, as from the Effective Date, each of the Parties hereby agree as follows (save as provided in Clause 5.3 below):

(a)	the Builder releases and discharges the Current Buyer from its rights, covenants, undertakings, duties, obligations and liabilities to the Builder under or in connection with the Shipbuilding Contract whether arising before, on or after the Effective Date;

(b)	the Current Buyer releases and discharges the Builder from its rights, covenants, undertakings, duties, obligations and liabilities to the Current Buyer under or in connection with the Shipbuilding Contract whether arising before, on or after the Effective Date;

(c)	the New Buyer becomes a party to the Shipbuilding Contract and assumes all rights, title, benefits and interests of the Current Buyer under the Shipbuilding Contract and undertakes to observe and perform (to the extent not already performed by the Current Buyer) all covenants, undertakings, duties, obligations and liabilities of the Current Buyer under the Shipbuilding Contract in every way as if the New Buyer had at all times been a party to the Shipbuilding Contract in the place of the Current Buyer;

(d)	the Builder maintains all its rights, title, benefits and interests under the Shipbuilding Contract and undertakes to observe and perform in favour of the New Buyer all of the covenants, undertakings, duties, obligations and liabilities of the Builder under the Shipbuilding Contract whether arising before, on or after the Effective Date;

(e)	any and all payments made by the Current Buyer to the Builder under the Shipbuilding Contract (whether under Article II or otherwise) shall be deemed to have been made by the New Buyer and accepted by the Builder;

(f)	the New Buyer hereby appoints the Supervisor as its supervisor for the purposes of the Shipbuilding Contract. The Supervisor accordingly is authorised to act as supervisor on behalf of the New Buyer under the Shipbuilding Contract but irrevocably and unconditionally ceases to have any further authority to act as supervisor on behalf of the Current Buyer under the Shipbuilding Contract. Any and all matters including approval of the plans and drawings and attendance to the tests and inspections performed by the Supervisor as the Current Buyer’s supervisor prior to the Effective Date shall be deemed to have been performed by the Supervisor as the New Buyer’s supervisor; and

(g)	with effect from the Effective Date, the Shipbuilding Contract shall be read and construed as if all references to the Current Buyer were deleted and replaced by references to the New Buyer and accordingly as from the Effective Date, the Shipbuilding Contract shall remain in full force and effect save as amended pursuant to the other terms of this Agreement.

3	NEW PERFORMANCE GUARANTEE

3.1	The New Buyer shall procure that, on the Effective Date, Cool Company Ltd (a corporation incorporated and existing under the laws of Bermuda, having its registered office at 2nd floor, S.E. Pearman Building, 9 Par-la-Ville Road, Hamilton HM 11, Bermuda) will (i) execute a new performance guarantee in favour of the Builder in a form and substance acceptable to the Builder and as attached hereto as Schedule “B” (the “New Performance Guarantee”) and (ii) acknowledge in writing the amendments made to the Shipbuilding Contract pursuant to this Agreement.

3.2	Upon receipt by the Builder of the New Performance Guarantee, the Existing Performance Guarantee shall become null and void and the Builder shall return the Existing Performance Guarantee to the Existing Performance Guarantor as soon as possible thereafter.

4	NEW REFUND GUARANTEE

4.1	The Builder shall procure that, by no later than 10 days after the Effective Date (or such later time as shall be agreed between the New Buyer and the Builder), the Refund Guarantor will (i) execute a new refund guarantee in favour of the New Buyer in a form and substance acceptable to the New Buyer and as attached hereto as Schedule “C” (the “New Refund Guarantee”) and (ii) acknowledge in writing the amendments made to the Shipbuilding Contract pursuant to this Agreement. It is hereby agreed and confirmed that, until receipt by the New Buyer of the said valid and legally binding New Refund Guarantee:

(a)	the Existing Refund Guarantee will be held by the Current Buyer for the benefit of the New Buyer until such time as the New Refund Guarantee is issued; and

(b)	no instalment or other amounts shall become due and payable by the New Buyer to the Builder.

4.2	Upon receipt by the New Buyer of the New Refund Guarantee, the Existing Refund Guarantee shall become null and void and the Current Buyer shall return the Existing Refund Guarantee to the Refund Guarantor as soon as possible thereafter.

5	EFFECTIVE DATE

5.1	It is hereby acknowledged and agreed between the parties hereto that the novation of the Shipbuilding Contract pursuant to and in accordance with this Agreement will become effective immediately upon the execution of this Agreement by all the parties therein and the circulation by the Builder of a fully signed and dated Agreement (such date/time being referred to in this Agreement as the “Effective Date”).

6	REPRESENTATIONS AND WARRANTIES

6.1	Each Party represents and warrants to and for the benefit of each other party as of the Effective Date that:

(a)	it is duly organized and validly existing in its place of organization;

(b)	it is in good standing;

(c)	it has the requisite power and authority to enter into this Agreement and fully to perform its obligations hereunder and under the Shipbuilding Contract;

(d)	its obligations under this Agreement constitute its legal, valid and binding obligations against it and in accordance with its terms, subject only to general principles of law affecting enforcement of creditors’ rights, and general equitable principles; and

(e)	there is no action, suit or proceeding at law or in equity currently pending before any court, tribunal or arbitrator (or, to its knowledge, threatened) which is likely adversely to affect the legality, validity or enforceability against it of this Agreement.

6.2	Subject to Clause 5 above, the Builder and the Current Buyer each represent and warrant to the New Buyer that as of the Effective Date the Shipbuilding Contract as amended and novated as aforesaid is in full force and effect with no further amendments or supplements and the Current Buyer represents and warrants to the New Buyer that it has provided the New Buyer with a full and complete copy of the Shipbuilding Contract.

6.3	The Builder and the Current Buyer each represent and warrant to the New Buyer that as of the Effective Date that:

(a)	the Shipbuilding Contract has not been cancelled, terminated or novated (save the novation contemplated in this Agreement);

(b)	there are no disputes, claims or proceedings of whatsoever nature between the Builder and the Current Buyer under or in relation to the Shipbuilding Contract nor is the Current Buyer aware of any unremedied defaults by the Builder under the Shipbuilding Contract;

(c)	the Current Buyer has paid to the Builder pursuant to the Shipbuilding Contract the First Instalment of the Contract Price as stipulated in the Shipbuilding Contract in the amount of United States Dollars Twenty Two Point Three Million (US$22,300,000), receipt of which has been confirmed by the Builder[1];

(d)	there are no overdue amounts outstanding under the Shipbuilding Contract;

(e)	no demand has been made under the Existing Performance Guarantee by the Builder; and

(f)	no demand has been made under the Existing Refund Guarantee by the Current Buyer.

1 Note to draft: update to reflect further instalments paid by the Current Buyer prior to the date of the Novation, if relevant

7	NOTICES

The notice provisions in the Shipbuilding Contract shall apply equally to this Agreement with the same address in relation to the Builder and the Current Buyer. The New Buyer address designated for the purpose of notices and other communications under the Shipbuilding Contract and this Agreement are as follows:

Address:	5th Floor, 7 Clarges Street, London W1J 8AE

E-mail:	Richard.Tyrrell@coolcoltd.com / Legal@coolcoltd.com

Attn:	Richard Tyrrell

8	MISCELLANEOUS

8.1	Confidentiality

This Agreement and the transactions contemplated herein and all related documents and the negotiations relating hereto (the “Confidential Information”) are strictly confidential and no disclosure relating thereto shall be made or issued by or on behalf of any party to this Agreement to any third party (other than their officers, employees, affiliates, professional advisers or bankers) except in the terms and at the time agreed by the Parties, but such agreement shall not be unreasonably withheld, conditioned or delayed.

This does not apply to any Confidential Information:

(a)	which is already in the public domain other than as a result of its disclosure by the receiving Party under this clause or any person to whom it has disclosed the information in accordance with this clause in breach of this Agreement; or

(b)	which is required by any application law or regulation including any stock exchange or listing rules; or

(c)	which is the subject of a bona fide disclosure:

(i)	to a court, governmental, official or regulatory authority or to inspectors or others authorised by such an authority or by or under any legislation to carry out any enquiries or investigation or as otherwise required by the law of any relevant jurisdiction; or

(ii)	to the employees, officers, agents or professional advisers of any Party or its affiliates to the extent necessary for such persons to obtain the same for the purpose of discharging their responsibilities; or

(iii)	in connection with any proceedings arising out of or in connection with this Agreement,

provided that in each case (and to the extent it is legally permitted to do so) that the disclosing Party shall procure that any information so disclosed is kept confidential by the person to whom it is disclosed and gives the other Parties as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, such Party takes into account (so far as is reasonably practicable) the reasonable requests of the other Party in relation to the content of such disclosure.

8.2	Counterparts

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same document and any party may enter into this Agreement by executing a counterpart.

8.3	Third Party Rights

A person who is not a party to this Agreement has not rights under the Contract (Rights of Third Parties) Act 1999 to enter into or enjoy the benefit of any terms of this Agreement, save that the Existing Performance Guarantor shall have the benefit of and be entitled to enforce the provisions of Clause 3.2.

8.4	Governing law and Arbitration

This Agreement shall be governed by and construed in accordance with the laws of England.

Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the London Maritime Arbitrators Association (“LMAA”) Terms current at the time when the arbitration proceedings are commenced (which Terms are deemed to be incorporated by reference into this Clause) and in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof, save to the extent necessary to give effect to the provisions of this Clause. The seat of arbitration shall be London, England and the arbitration shall be conducted in English.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) calendar days specified. If the two (2) arbitrators appointed by the parties are unable to agree upon a third arbitrator within twenty (20) calendar days after appointment of the second arbitrator, either of the two (2) arbitrators so appointed may apply to the President for the time being of the LMAA to appoint the third arbitrator, in which case the said President when making any such appointment shall have due regard to the requirement for an expeditious resolution of the dispute and in particular the availability of any suitably qualified arbitrator so appointed for an early hearing date.

If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) calendar days specified in the notice, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if the sole arbitrator had been appointed by agreement.

- END -

SCHEDULE “A”

SHIPBUILDING CONTRACT

See attached

SCHEDULE “B”

FORM OF NEW PERFORMANCE GUARANTEE

Date:   [●]

HYUNDAI SAMHO HEAVY INDUSTRIES CO., LTD.

93, Daebul-ro, Samho-eup, Yeongam-gun, Jeollanam-do, Korea

PERFORMANCE GUARANTEE

Gentlemen,

In consideration of the shipbuilding contract dated 2 June 2022 originally entered into by [GEYTECH MARINE LTD / JOYTECH MARINE LTD] (hereinafter called the “ORIGINAL BUYER”) as buyer, and HYUNDAI SAMHO HEAVY INDUSTRIES CO., LTD. (the “BUILDER”) as builder and as amended and novated in favour of [CC SPC 1 / CC SPC 2] (BUYER) as new buyer pursuant to a novation agreement dated [●] between the ORIGINAL BUYER, the BUYER and the BUILDER, (such shipbuilding contract as may be further amended, novated or supplemented from time to time, the “CONTRACT”) for the construction and purchase of one (1) 174,000 CBM CLASS MEMBRANE LNGC CARRIER with BUILDER’s Hull No. [8196/8197] (the “Vessel”), and providing, among other things, for payment of the Contract Price (as defined in the CONTRACT) amounting to United States Dollars Two Hundred Thirty One Million One Hundred Thousand (US$ 231,100,000) for the VESSEL, prior to, upon and after the delivery of the VESSEL, the undersigned, as a primary obligor and not as a surety merely, hereby unconditionally and irrevocably guarantees to you, your successors and assigns, the due and faithful performance by the BUYER of all its liabilities and responsibilities under the CONTRACT and any supplements, amendments, changes or modifications hereinafter made thereto including but not limited to, due and prompt payment of the Contract Price (whether on account of principal, interest or otherwise) by the BUYER to you, your successors and assigns under the CONTRACT, notwithstanding any obligation of the BUYER being or becoming unenforceable by defect in or want of its powers, (hereby expressly waiving notice of any such supplement, amendment, change or modification as may be agreed to by the BUYER) and confirms that this Guarantee shall be fully applicable to the CONTRACT whether so supplemented, amended, changed or modified and if it shall be assigned by the BUYER in accordance with the terms of the CONTRACT. This Guarantee will expire on the fulfillment by the BUYER of its obligation under the CONTRACT.

The undersigned hereby certifies, represents and warrants that all acts, conditions and things required to be done and performed and to have occurred precedent to the creation and issuance of this Guarantee, and to constitute this Guarantee the valid and legally binding obligation of the undersigned enforceable in accordance with its terms have been done and performed and have occurred in due and strict compliance with applicable laws.

The payment by the undersigned under this Guarantee shall be made forthwith within thirty (30) days upon receipt by us of written demand from you including a statement that the BUYER is in default of payment of the amounts (including, but not limited to, the instalment(s) payable prior to or upon delivery of the VESSEL) that were due under the CONTRACT, without requesting you to take any or further procedure or step against the BUYER. In the event that any withholding or deduction is imposed by any law, the undersigned will pay such additional amount as may be necessary in order that the actual amount received after deduction or withholding shall equal to the amount that would have been received if such deduction or withholding were not required.

Notwithstanding the provisions hereinabove, in the event that within thirty (30) days from the date of your claim to the BUYER referred to above, we receive notification from you or the BUYER accompanied by written confirmation to the effect that your claim to cancel the CONTRACT or your claim for the payment thereunder has been disputed and referred to arbitration in accordance with the provisions of the CONTRACT, we shall under this Guarantee, pay to you the sum adjudged to be due to you by the BUYER pursuant to the award made under such arbitration immediately upon receipt from you of a demand for the sums so adjudged and a copy of the award.

This Guarantee shall be governed by and interpreted in accordance with the laws of England and the undersigned hereby submits to the non-exclusive jurisdiction of the Courts of England.

Very truly yours

COOL COMPANY MANAGEMENT LTD

SCHEDULE “C”

FORM OF NEW REFUND GUARANTEE

Letter of Guarantee No.: [●]

To: [CC SPC 1 / CC SPC 2]

Date: [●]

Gentlemen:

We hereby issue our irrevocable letter of guarantee number [●] in favour of [CC SPC 1 / CC SPC2] (hereinafter called the “BUYER”) for the account of Hyundai Samho Heavy Industries Co., Ltd. (hereinafter called the “BUILDER”’) as follows in connection with the shipbuilding contract dated 2 June, 2022 made by and between [GEYTECH MARINE LTD / JOYTECH MARINE LTD] (“ORIGINAL BUYER”) as original buyer and the BUILDER as builder and as amended and novated in favour of the BUYER as new buyer pursuant to a novation agreement dated [●] 2022 between the ORIGINAL BUYER, the BUYER and the BUILDER (such shipbuilding contract as may be further amended, novated or supplemented from time to time, the “CONTRACT”) for the construction of one (1), 174,000 m3 liquefied natural gas carrier having the BUILDER’s hull no. [8196/8197] (hereinafter called the “VESSEL”).

This letter of guarantee is issued to secure refund to the BUYER if, in connection with the terms of the CONTRACT, the BUYER shall become entitled to a refund of the advance payments made to the BUILDER prior to the delivery of the VESSEL (“Instalments” and each an “Instalment”). We hereby irrevocably guarantee to repay to the BUYER, the amount of the Instalments (whether the same have been paid to the BUILDER by the ORIGINAL BUYER and/or the BUYER) within thirty (30) Days after the BUYER’s demand, and in the amount stated in the demand but not exceeding USD 22,300,000 (say U.S. Dollars Twenty Two Million Three Hundred Thousand only) together with interest thereon at the rate of six per cent (6%) per annum from the date following the date of receipt by the BUILDER to the date of remittance by telegraphic transfer of such refund.

The amount of this guarantee will be automatically increased upon the BUILDER’s receipt of the second, third and fourth Instalments, not more than three (3) times, each time by the amount of the relevant Instalment plus interest thereon as provided in the CONTRACT, but in any eventuality the amount of this guarantee shall not exceed the total sum of USD 89,200,000 (say U.S. Dollars Eighty Nine Million Two Hundred Thousand Only) plus interest thereon at the rate of six per cent (6%) per annum from the date following the date of the BUILDER’s receipt of each Instalment to the date of remittance by telegraphic transfer of the refund. However, in the event the BUYER’s first written demand states that cancellation of the CONTRACT was based on delays due to force majeure or other causes beyond the control of the BUILDER or the refund arises following a total loss of the VESSEL, the interest rate of refund shall be reduced to five per cent (5%) per annum as provided in Article X of the CONTRACT.

This letter of guarantee is available (subject to the seventh paragraph hereof) against the BUYER’s first written demand and signed statement certifying that the BUYER’s demand for refund has been made in conformity with Article X of the CONTRACT and the BUILDER has failed to make the refund within thirty (30) days after the BUYER’s demand. Refund shall be made to the BUYER by telegraphic transfer in United States Dollars. Any notice or demand under this letter of guarantee shall be given by SWIFT (SWIFT code: SCBLKRSE) or international courier (address: Standard Chartered Bank Korea Limited, Trade Operations, 47 Jongno, Jongno-Gu, Seoul, 03160, Korea). A notice shall be deemed to be served and shall take effect 4 hours after its transmission is completed or upon receipt by the BUILDER of the original notice or demand by international courier (as the case may be), provided that if a notice would be deemed to be served on a day which is not a business day, or which is a business day but after 5.00 pm Local time, in the place of receipt, notice shall be deemed to be served, and shall take effect at 9.00 am on the next day which Is a business day.

In case any refund is made to the BUYER by the BUILDER or by us under this Letter of Guarantee, our liability hereunder shall be automatically reduced by the amount of such refund.

It is hereby understood that payment of any interest provided herein is by way of liquidated damages due to cancellation of the CONTRACT and not by way of compensation for use of money.

Notwithstanding the provisions hereinabove, in the event that within thirty (30) days from the date of the BUYER’s first written demand referred to above, we receive notification from the BUYER or the BUILDER accompanied by written confirmation to the effect that the BUYER’s claim to cancel the CONTRACT or the BUYER’s claim for refundment thereunder has been disputed and referred to arbitration in accordance with the provisions of Article XIII of the CONTRACT, we shall under this letter of guarantee, refund to the BUYER the sum adjudged to be due to the BUYER by the BUILDER pursuant to the award made under such arbitration (or judgment on appeal therefrom) immediately upon receipt from the BUYER of a further written demand for the sums so adjudged and a copy of the award.

If any deduction or withholding from any payment made or to be made by us is imposed by law, the undersigned will pay such additional amount as may be necessary in order that the actual amount received by the BUYER shall equal that which would have been received had such deduction or withholding not been made.

Our liability under letter of guarantee is a principal obligation, and for the avoidance of doubt our liability under this letter of guarantee will not be affected by any amendment or supplement to the CONTRACT, by any waiver or time or indulgence allowed to the BUILDER or by any other matter or thing which, but for this paragraph, might have operated to discharge or reduce our liability hereunder.

We hereby represent and undertake that we have received all necessary consents, approvals and authorisations and that all formalities have been accomplished in order to ensure the full validity and effectiveness of this letter of guarantee.

This letter of guarantee shall terminate upon receipt by the BUYER of the sum guaranteed hereby or upon acceptance by the BUYER of the delivery of the VESSEL in accordance with the terms of the CONTRACT and, in either case, this letter of guarantee shall be returned to us.

This letter of guarantee is assignable and valid from the date of this letter of guarantee until such time as the VESSEL is delivered by the BUILDER to the BUYER in accordance with the terms of the CONTRACT.

This letter of guarantee shall be governed by and construed in accordance with the laws of England and the undersigned hereby submits to the non-exclusive jurisdiction of the courts of England. We hereby irrevocably appoint HHI London office of 2nd Floor, the Triangle, 5-17 Hammersmith Grove, London, W6 0LG, UK as our agent for service of process in connection with any proceedings in the English courts.

Very truly yours,

For and on behalf of

Standard Chartered Bank Korea Limited

EXECUTION PAGE

BUYER

EXECUTED by COOL COMPANY LTD	)	/s/ Mi Hong Yoon
acting by Mi Hong Yoon	)	Authorised Signatory
)
acting under the authority of that company	)	Date: 3 November 2022

SBC 1 TRANSFEROR

EXECUTED by JOYTECH MARINE LTD	)	/s/ Frank Megginson
acting by Frank Megginson	)	Authorised Signatory
)
acting under the authority of that company	)	Date: 3 November 2022

SBC 2 TRANSFEROR

EXECUTED by GEYTECH MARINE LTD	)	/s/ Frank Megginson
acting by Frank Megginson	)	Authorised Signatory
)
acting under the authority of that company	)	Date: 3 November 2022